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                          BANK OF BOSTON CORPORATION            EXHIBIT 12(d)
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                       (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the six months ended June 30,1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                                      Six Months Ended June 30,   Years Ended December 31,
(Dollars in thousands)
                                        1994        1993          1993         1992         1991         1990          1989
                                   ---------    ---------    ---------    ---------    ---------    ---------     ---------
Net income (loss)                 $  190,640   $  155,062   $  299,026   $  278,881   $ (113,155)  $ (468,248)   $  138,114
Extraordinary items, net of tax        6,535                                (72,968)      (7,758)     (43,649)
Cumulative effect of changes
     in accounting principles,
     net of tax                                   (24,203)     (24,203)
Income tax expense (benefit)         156,314       95,045      214,683      152,781      (57,990)       2,579        84,951
                                   ---------    ---------    ---------    ---------    ---------    ---------     ---------
     Pretax earnings (loss)       $  353,489   $  225,904   $  489,506   $  358,694   $ (178,903)  $ (509,318)   $  223,065
                                   =========    =========    =========    =========    =========    =========     =========
Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                  13,750       13,526       27,063       28,159       30,370       38,747        35,482
Interest on borrowed funds           366,822      152,359      377,874      344,908      361,510      592,028     1,081,007
Interest  on deposits                481,697      510,430    1,015,956    1,406,742    1,808,436    2,420,296     2,243,854
                                   ---------    ---------    ---------    ---------    ---------    ---------     ---------
          Total fixed charges        862,269      676,315    1,420,893    1,779,809    2,200,316    3,051,071     3,360,343

Preferred stock dividend
  requirements                        33,536       27,535       61,377       33,186       13,255       13,748        22,568
                                   ---------    ---------    ---------    ---------    ---------    ---------     ---------
Total combined fixed
  charges and preferred
  stock dividend requirements     $  895,805   $  703,850   $1,482,270   $1,812,995   $2,213,571   $3,064,819    $3,382,911
                                   =========    =========    =========    =========    =========    =========     =========
Earnings (for ratio calculation)
  (Pretax earnings (loss)
  plus total fixed charges)       $1,215,758   $  902,219   $1,910,399   $2,138,503   $2,021,413   $2,541,753    $3,583,408
                                   =========    =========    =========    =========    =========    =========     =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements           1.36         1.28         1.29         1.18          .91          .83          1.06
                                   =========    =========    =========    =========    =========    =========     =========

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income
(loss) before extraordinary items and cumulative of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years. Ratios for the periods presented reflect the reclassification of Brazilian translation gains and losses more fully discussed in Note 11.